Exhibit 10.11

MALLINCKRODT PHARMACEUTICALS EMPLOYEE

STOCK PURCHASE PLAN EFFECTIVE AS OF JULY 1, 2013

ARTICLE 1

PURPOSE

This Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan (the “Plan”) is created for the purpose of encouraging share ownership by officers and employees of Mallinckrodt public limited company (the “Company”) and its subsidiaries so that they may share in growth of the Company by acquiring or increasing their proprietary interest in the Company.

ARTICLE 2

ADMINISTRATION OF THE PLAN

The Plan is administered by the Compensation and Human Resources Committee, a committee of the Board of Directors of the Company (the “Committee”). The Committee may delegate its authority and responsibility for plan administration to a committee or an officer or group of officers, as it deems advisable. The interpretation and construction by the Committee, or its delegate, of any provision of the Plan shall be final and binding on all parties. The Committee, or its delegate, may adopt, from time to time, such rules and regulations, as it deems appropriate for carrying out the Plan. No member of the Board of Directors or the Committee, or its delegate, shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE 3

ELIGIBLE EMPLOYEES

The Company will, from time to time, determine which of its employees (including employees of its subsidiaries and divisions) will be eligible to participate in the Plan. All officers who are employees of the Company will be eligible to participate in the Plan. Eligible employees who elect to participate in the Plan shall hereinafter be referred to as “Participants.”

ARTICLE 4

SHARES TO BE PURCHASED

The shares subject to purchase under the Plan is 5,000,000 shares (subject to adjustment in the event of share splits, share dividends, recapitalization, or similar adjustment in the Company’s share capital) of the ordinary share capital of the Company (the “Shares”) which will be purchased in accordance with Article 8.

ARTICLE 5

PAYROLL DEDUCTIONS

Participants, upon entering the Plan, shall authorize payroll deductions to be made for the purchase of Shares. The maximum deduction shall not, on a per pay period basis, exceed a Participant’s base salary or commission (in the case of an employee who receives commission and no base salary) and deductions shall be exclusive of overtime and net withholding and other deductions. The Participant may authorize increases or decreases in the amount of payroll deductions at any time. In order to effect such a change in the amount of the payroll deductions, the Company must receive notice of such change in the manner specified by the Company and changes will take effect as soon as administratively practicable. The Company will accumulate and hold for the Participant’s account the amounts deducted from his/her pay. No interest shall be paid on such amounts. Notwithstanding the foregoing, the Committee may, in its sole discretion, authorize a special bonus payment be made to a Participant and such bonus be designated as an employee contribution. The Company will match such employee contribution, subject to the limit described in the next Article. The bonus may exceed the contribution limits otherwise imposed on the Participant.

ARTICLE 6

EMPLOYER CONTRIBUTION

The Company will match a part of the employee contribution by contributing to the Plan an additional percentage of the Participant’s payroll deduction. The Committee, from time to time, may increase or decrease the percentage of the Company’s contribution to the Participant’s payroll deduction if the interests of the Company so require. The Company shall not match any part of a Participant’s contribution that exceeds twenty-five thousand dollars (US) ($25,000.00) during a single calendar year. The matching contributions hereunder are not intended to be entitlement or part of the regular compensation of any Participant. The Company will pay all commissions relating to the purchase of the Shares under the Plan, and the Company will pay all administrative costs associated with the implementation and operation of the Plan.

ARTICLE 7

AUTHORIZATION FOR ENTERING THE PLAN

An eligible employee may enter the Plan by enrolling in the Plan and specifying his/her contribution amount in the manner authorized by the Company. Such authorization will take effect as of the next practicable payroll period. Unless a Participant authorizes changes to his/her payroll deductions in accordance with Article 5 or withdraws from the Plan, his/her deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

ARTICLE 8

PURCHASE OF SHARES

All Shares purchased under the Plan shall be purchased on the open market by a broker designated, from time to time, by the Committee. On a monthly basis, as soon as practicable following the month end, the Company shall remit the total of contributions to the broker for the purchase of the Shares. The broker will then execute the purchase order and the Plan Administrator shall allocate Shares (or fraction thereof) to each participant’s individual recordkeeping account. In the event the purchase of Shares takes place over a number of days and at different prices, then each participant’s allocation shall be adjusted on the basis of the average price per Share over such period.

ARTICLE 9

ISSUANCE OF SHARES

The Shares purchased under the Plan shall be held by the Plan Administrator or its nominee. Participants shall receive periodic statements that will evidence all activity in the accounts that have been established on their behalf. Such statements will be issued by the Plan Administrator or its nominee.

ARTICLE 10

DIVIDEND REINVESTMENT

Any dividends paid to a Participant for Shares purchased under the Plan shall be paid in cash except where the Participant voluntarily elects to reinvest such dividends in Shares of the Company in accordance with such rules or procedures as may be established by the Company from time to time.

ARTICLE 11

SALE OF SHARES PURCHASED

UNDER THE PLAN

Each Participant may sell at any time all or any portion of the Shares acquired under the Plan and held by the Plan Administrator for at least three months by notifying the Plan Administrator, who will direct the broker to execute the sale on behalf of the Participant. The Participant shall pay the broker’s commission and any other expenses incurred with regard to the sale of the Shares. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax, or other laws. Each participant assumes the risk of any fluctuations in the market price of the Shares.

ARTICLE 12

WITHDRAWAL FROM THE PLAN

A Participant may cease making contributions to the Plan at any time by changing his/her payroll deduction to zero as described in Article 5. In order to execute a sale of all or part of the Shares purchased under the Plan and held by the Plan Administrator for at least three months, the Participant must contact the Plan Administrator directly. If the Participant desires to withdraw from the Plan by liquidating all or part of his/her shareholder interest, he/she shall receive the proceeds from the sale thereof, minus the commission and other expenses on such sale.

ARTICLE 13

NO TRANSFER OR ASSIGNMENT

A Participant’s right to purchase Shares under the Plan through payroll deduction is his/hers alone and may not be transferred or assigned to, or availed of, by any other person.

ARTICLE 14

TERMINATION OF EMPLOYEE RIGHTS

All of the employee’s rights under the Plan will terminate when he/she ceases to be an eligible employee due to retirement, resignation, death, termination, or any other reason. A notice of withdrawal will be deemed to have been received from a Participant on the day of his/her final payroll deduction. If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be deemed as having been received on the day the interruption occurs.

ARTICLE 15

TERMINATION AND AMENDMENT TO THE PLAN

The Plan may be terminated at any time by the Company’s Board of Directors. Upon such termination, or any other termination of the Plan, all payroll deductions not used to purchase Shares will be refunded. The Board of Directors also reserves the right to amend the Plan, from time to time, in any respect and authorizes the Committee to approve amendments to the Plan on its behalf.

ARTICLE 16

LOCAL TAX LAWS

If the provisions of the Plan contradict local tax laws, the local tax laws shall prevail.

ARTICLE 17

GOVERNING LAW

This Plan shall be governed by, and construed in accordance with, the laws of Ireland.

ARTICLE 18

SEVERABILITY

If any provision of this Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in force and effect.

MALLINCKRODT PHARMACEUTICALS EMPLOYEE STOCK PURCHASE PLAN PROSPECTUS

This summary of the Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan effective as of July 1, 2013 (the “Plan”) provides information about the Plan and your ability to purchase ordinary shares of Mallinckrodt public limited company (the “Shares”) under the Plan. Mallinckrodt public limited company, incorporated in Ireland, together with its subsidiaries, is called “Mallinckrodt”. The Plan has been and continues to be introduced into certain countries in which Mallinckrodt employees are located, as determined by Mallinckrodt, to encourage Share ownership by you and other Mallinckrodt employees.

Shares Available under the Plan

The number of Shares currently approved for purchase under the Plan is 5,000,000. If Mallinckrodt’s capital structure changes because of a share dividend, a reorganization or similar event, the number of Shares that may be purchased under the Plan will be adjusted appropriately. Ordinary shares will be purchased on the open market by a securities firm designated on behalf of eligible employees who have authorized payroll deductions. Mallinckrodt will pay all commissions related to such purchases. The board of directors may increase the number of Shares available for purchase under the Plan in the future.

Material Features of the Plan

Administration. The Mallinckrodt Board’s Compensation and Human Resources Committee, or its delegate (the “Committee”) oversees the Plan and has the power to interpret and construe any provision of the Plan and to adopt rules and regulations for carrying out the Plan. The Committee’s interpretations and decisions are final and binding on all persons, including Mallinckrodt and you. The Plan may be amended or terminated at any time by the Committee or the Mallinckrodt Board. If the Plan is terminated, any of your payroll deductions not used to purchase Shares as of the date of Plan termination will be refunded to you.

The Committee has appointed a Plan Administrator who handles the day-to-day administration of the Plan.

Participation. No employee has an absolute right to participate in the Plan. Mallinckrodt determines which employees are eligible to participate. If you are an eligible employee, you may join the Plan by authorizing payroll deductions in the manner specified by Mallinckrodt. Your contributions will begin as soon as administratively practicable.

The maximum contribution that may be deducted from your compensation cannot exceed your base salary or, for employees paid on a commission-only basis, your commission during a payroll period (exclusive of overtime and bonuses, and net of withholding and other deductions). Mallinckrodt will match a portion of your contribution by contributing to the Plan an additional percentage of your contribution. The matching amount is currently [TBD] of the amount you contribute, but Mallinckrodt has the authority to change this amount. Mallinckrodt will not match portions of your contribution that exceed twenty five thousand dollars (US) ($25,000.00) during a single calendar year. You will receive quarterly account statements from the designated Plan Administrator that will show all activity in your account.

Any dividends paid on Shares purchased under the Plan are automatically paid in cash. However, United States employees may voluntarily elect to reinvest such dividends in additional Shares, in which case such additional Shares shall be allocated to the respective Plan account.

Sale or Transfer of Shares. Subject to the short-term trading rule described below, you may sell or transfer the Shares held in your Plan account at any time. Contact the Plan Administrator directly to make arrangements for the sale of Shares or the transfer of Shares to another securities account. When you sell Shares, your sale order will be combined with all other sale orders from Plan participants placed on the date you gave the Plan Administrator your instructions to sell Shares. There may be situations where the Plan Administrator will sell Shares over a number of days. In these situations, your sale price is the average price for all Shares sold. You are responsible for any commission and fees on the sale of Shares. Under Mallinckrodt’s short-term trading rules, you will be prohibited from selling or transferring Shares within twelve (12) months of the date you purchased the Shares.

Miscellaneous. You cannot assign or transfer your interest under the Plan. You can, however, have a joint account with someone else. The Plan is not subject to any provisions of the United States Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

End of Participation. You are an active participant in the Plan until you stop making contributions to the Plan. You can stop all contributions by notifying Mallinckrodt through the appropriate procedures that you want to stop contributing to the Plan. Contributions will be stopped as soon as administratively practicable after receipt of the notice. Your contributions will automatically cease if you go on unpaid leave or when you are no longer an employee of Mallinckrodt. You will no longer be a Plan participant (active or inactive) once all Shares are sold or transferred from your Plan account.

Tax Consequences

The following is intended only as a general summary of the federal income tax consequences to United States participants in the Plan. It does not address all of the tax consequences that may be relevant to you in light of your particular tax circumstances. The summary is based on provisions of the Code and regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. This summary does not address tax consequences under the laws of any state, locality or foreign jurisdiction and the tax treatment of each participant in the Plan will depend in part upon such participant’s particular tax situation. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of your participation in the Plan under federal, state, local and other applicable laws.

You will have taxable income equal to the amount of the matching contributions Mallinckrodt makes to the Plan on your behalf. This taxable income will be subject to both federal and state income tax withholding and FICA withholding. Mallinckrodt is entitled to a deduction for federal income tax purposes for its contributions and expenses in connection with the Plan. Any dividends earned by Shares, and any gain or loss realized by you upon the sale of Shares credited to your account, are taxable to you at the applicable tax rate.

If you elect to have shares issued in your name jointly with another, you may incur federal gift taxes. You should speak with your personal tax advisor before establishing a joint account.

Information about Mallinckrodt

Additional information about the Plan and its administrators may be obtained by contacting the Human Resources Department, Mallinckrodt Pharmaceuticals, 675 James S. McDonnell Blvd., Hazelwood, MO 63042 or via e-mail at EquityAdmin@Mallinckrodt.com.

The following documents are incorporated by reference and shall be deemed to be part of this prospectus.

1. All reports filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2. The description of Mallinckrodt’s ordinary shares contained in Mallinckrodt’s most recent registration statement under the Exchange Act, including any amendment thereto of report filed for the purposes of updating such description; and

3. All documents filed by Mallinckrodt pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this document and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

This summary incorporates documents by reference that are not presented herein or delivered herewith. These documents and other documents distributed to eligible employees are available, without charge, upon written or oral request from Mallinckrodt Pharmaceuticals, 675 James S. McDonnell Blvd., Hazelwood, MO 63042 Attn: Equity Plan Administration or via e-mail at EquityAdmin@Mallinckrodt.com.

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933.